Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report unless defined below. As used in this unaudited pro forma condensed combined financial information, “Carmell” refers to Carmell Therapeutics Corporation prior to the Business Combination.

On July 14, 2023 (“Closing Date”), ALPA, Merger Sub and Carmell consummated the Business Combination pursuant to which Merger Sub merged with and into Carmell, with Carmell surviving the Business Combination (the “Business Combination”). Carmell became a wholly owned subsidiary of ALPA, and ALPA was renamed “Carmell Therapeutics Corporation.” The combined company after the Business Combination is referred to as the “Company” or “New Carmell.” Each outstanding share of ALPA Class A Common Stock and each share of ALPA Class B Common Stock was converted into one share of Common Stock. At the closing of the Carmell Acquisition, each outstanding share of Carmell preferred and common stock was canceled and converted into the right to receive a number of shares of Common Stock.

On August 9, 2023, the Company completed the acquisition of Axolotl Biologix, Inc (“Axolotl”). The acquisition of Axolotl is referred to as the “Axolotl Acquisition”.

The following unaudited pro forma combined financial information has been prepared to illustrate the effect of the following transactions (collectively referred to in this Form 8-K/A as the “Transactions”):

•	the Axolotl Transaction; and

•	the Business Combination.

The following unaudited pro forma combined financial statements have been derived by the application of pro forma adjustments to the historical audited and/or unaudited consolidated financial statements and/or financial information of ALPA, Carmell and Axolotl. The following unaudited pro forma combined financial statements give effect to the Business Combination accounted for as a reverse recapitalization in accordance with GAAP, and the Axolotl Acquisition under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations (‘‘ASC 805’’), with the Company treated as the acquirer in the Axolotl Acquisition. The historical financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma adjustments that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of the Company.

The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of ALPA, Carmell and Axolotl as of June 30, 2023 and has been prepared to reflect the Transactions as if they occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the six months ended June 30, 2023 combine the historical results of operations of ALPA, Carmell and Axolotl, giving effect to the Transactions as if they occurred on January 1, 2022. The combined pro forma impacts of the Business Combination are reflected in the column ‘‘New Carmell Pro Forma’’ in the unaudited pro forma combined statements of operations and are herein referred to as ‘‘New Carmell Pro Forma.’’

These unaudited pro forma combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Transactions been completed on the assumed date or for the periods presented or which may be realized in the future. To produce the pro forma financial information, the Company adjusted Axolotl’s assets acquired and liabilities assumed to their estimated fair values. As of the date of this Current Report on Form 8-K/A, the Company has not finalized its valuation work necessary to arrive at the required estimates of the fair value of the Axolotl assets acquired and liabilities assumed and the related allocation of purchase price is based on preliminary estimates. The pro forma financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the accompanying notes. Accordingly, the accompanying preliminary unaudited pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation.

The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•

the historical unaudited condensed consolidated financial statements of ALPA as of and for the three and six months ended June 30, 2023, and the related notes, which are included in ALPA’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2023 (the “ALPA 10-Q”)

•

the historical audited financial statements of ALPA as of and for the year ended December 31, 2022, and the related notes, which are included in ALPA’s Annual Report on Form 10-K/A filed with the SEC on May 16, 2023 (the “ALPA 10-K/A”).

•

the historical unaudited condensed financial statements of Carmell as of and for the six months ended June 30, 2023, and the related notes, included as Exhibit 99.1 to ALPA’s Current Report on Form 8-K/A filed on August 15, 2023;

•

the historical audited financial statements of Carmell as of and for the year ended December 31, 2022, and the related notes, included as Exhibit 99.1 to ALPA’s Current Report on Form 8-K filed on July 20, 2023;

•

the historical unaudited condensed financial statements of Axolotl as of and for the six months ended June 30, 2023, and the related notes, included as Exhibit 99.1 to the Current Report on Form 8-K/A to which this unaudited pro forma financial information is filed as Exhibit 99.3;

•

the historical audited financial statements of Axolotl as of and for the year ended December 31, 2022, and the related notes, included as Exhibit 99.2 to the Current Report on Form 8-K/A to which this unaudited pro forma financial information is filed as Exhibit 99.3; and

•	other information relating to ALPA and Carmell contained in this Current Report, including the Business Combination Agreement and the description of certain terms thereof.

Description of the Business Combination

On July 14, 2023 (“Closing Date”), ALPA, Merger Sub and Carmell consummated the Business Combination pursuant to which Merger Sub merged with and into Carmell, with Carmell surviving the Business Combination. Carmell became a wholly owned subsidiary of ALPA, and ALPA was renamed “Carmell Therapeutics Corporation.” Each outstanding share of ALPA Class A Common Stock and each share of ALPA Class B Common Stock was converted into one share of Common Stock. Upon the consummation of the Business Combination, the consideration for the Business Combination was distributed as follows (in each case, rounded down to the nearest whole share):

•

each outstanding share of Carmell common stock was canceled and converted into the right to receive a number of shares of Common Stock equal to the Exchange Ratio (as defined in the Proxy Statement/Prospectus) of 0.06154;

•

each outstanding share of Carmell preferred stock was converted into Carmell common stock immediately prior to the Business Combination based on the applicable conversion ratio immediately prior to the Effective Time. The shares of Carmell common stock received upon such conversion were then canceled and converted into the right to receive a number of shares of Common Stock equal to the Exchange Ratio of 0.06154; and

•

each outstanding option or warrant to purchase Carmell preferred or common stock was converted into an option or warrant, as applicable, to purchase a number of shares of Common Stock equal to (A) the number of shares of Carmell preferred or common stock subject to such option or warrant, on an as-converted basis, multiplied by (B) the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option or warrant divided by the Exchange Ratio between 0.06684 and 0.10070. The options and warrants to purchase shares of Common Stock are otherwise subject to the same terms.

Other Related Transactions in Connection with the Business Combination

On July 9, 2023, ALPA and each of Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MCP, MSOF, and MSTO collectively as “Seller” or “Meteora”) entered into a forward purchase agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction. The primary purpose of entering into the Forward Purchase Agreement was to help ensure the Business Combination would be consummated. For purposes of the Forward Purchase Agreement, ALPA and the Combined Company are referred to as the “Counterparty” prior to and after the Business Combination, respectively. Capitalized terms used, but not defined, in this subsection, have the meanings ascribed thereto in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, at the closing of the Business Combination, the Sellers purchased directly from the redeeming shareholders of ALPA 1,705,959 shares of the common stock of ALPA (“Recycled Shares”) at $10.279 which is the price equal to the redemption price at which holders of ALPA Common Stock were permitted to redeem their shares in connection with the Business Combination pursuant to Section 9.2(a) of ALPA’s Second Amended and Restated Certificate of Incorporation (the “Charter”) (such price, the “Initial Price”).

In accordance with the terms of the Forward Purchase Agreement, the Sellers were paid an aggregate cash amount (the “Prepayment Amount”) equal to (x) the product of (i) the Recycled Shares and (ii) the Initial Price, or $17,535,632.

The settlement date will be the earliest to occur of (a) the first anniversary of the Closing Date, (b) after the occurrence of (x) a Delisting Event or (y) a Registration Failure, upon the date specified by Seller in a written notice delivered to Counterparty at Seller’s discretion (which settlement date shall not be earlier than the date of such notice). The transaction will be settled via physical settlement. Any Shares not sold in accordance with the early termination provisions described below will incur a $0.50 per share termination fee payable by the Combined Company to the Seller at settlement.

From time to time and on any date following the Business Combination (any such date, an “OET Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, and so long as the daily volume-weighted average price (“VWAP Price”) of the Shares is equal to or exceeds the Reset Price, terminate the transaction in whole or in part by providing written notice (an “OET Notice”) in accordance with the terms of the Forward Purchase Agreement. The effect of an OET Notice given shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, Counterparty shall be entitled to an amount from Seller, and the Seller shall pay to Counterparty an amount, equal to the product of (x) the number of Terminated Shares multiplied by (y) the Initial Price in respect of such OET Date (an “Early Termination Obligation”).

The Reset Price is initially $11.50 and subject to a $11.50 floor (the “Reset Price Floor”). The Reset Price shall be adjusted on the first scheduled trading day of every week commencing with the first week following the seventh day after the closing of the Business Combination to be the lowest of (a) the then-current Reset Price and (b) the VWAP Price of the shares of the Counterparty’s common stock of the prior week; provided that the Reset Price shall be no lower than $11.50.

On July 9, 2023, in connection with the forward purchase agreement, the Seller entered into a Non-Redemption Agreement with Alpha, pursuant to which the Seller agreed not to exercise redemption rights under the Charter with respect to an aggregate of 100,000 Shares.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ALPA is treated as the acquired company, and Carmell is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Carmell represent a continuation of the financial statements of Carmell, with the Business Combination treated as the equivalent of Carmell issuing stock for the net assets of ALPA, accompanied by a recapitalization. The net assets of ALPA are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Carmell. Carmell has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•	Carmell’s existing stockholders have a majority of the voting power in New Carmell;

•	the New Carmell Board consists of nine directors, seven of whom were designated by Carmell and two of whom are designated by ALPA;

•	Carmell’s existing senior management team comprises the senior management of the Combined Company; and

•	Carmell’s operations prior to the Business Combination comprise the ongoing operations of New Carmell.

The following summarizes the pro forma shares of New Carmell Common Stock issued and outstanding immediately after the Business Combination:

	Number of Shares	% Ownership
New Carmell Class A shares held by ALPA stockholders	3,321,762	17.3%
Founder Shares (1)	3,861,026	20.1%
New Carmell shares issued in merger to Carmell stockholders	12,053,517	62.6%

Shares outstanding	19,236,305	100.0%

(1)	All of the Founder Shares converted into shares of Common Stock on the Closing Date.

The pro forma table above excludes New Carmell shares reserved for the future issuance of Carmell’s vested options and warrants and ALPA Public and Private Warrants.

The following table summarizes the total New Carmell shares issuable to Carmell stockholders in connection with the Business Combination.

New Carmell shares issued in merger to Carmell stockholders	12,053,517
Additional New Carmell shares reserved for the future exercise of Carmell stock options	2,285,456
Additional New Carmell shares reserved for the future exercise of Carmell warrants	660,859

Total New Carmell shares issuable to Carmell stockholders	14,999,832

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different, and those changes could be material.

Description of the Axolotl Acquisition

On August 9, 2023, the Company completed the closing of the Axolotl Acquisition (the “Axolotl Closing”). In connection with the closing of the Axolotl Acquisition, the Company issued 3,845,337 shares of Carmell’s common stock, par value $0.0001 per share (“Common Stock”), and 4,243 shares of a newly designated series of Series A Convertible Voting Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), in exchange for all the issued and outstanding shares of Axolotl as part of the consideration paid in connection with the Axolotl Acquisition.

In addition to the shares of Common Stock and the Preferred Stock described above, the consideration includes the Closing Cash Consideration of $8 million, payable upon delivery of the 2022 audited financial statements of Axolotl. The sellers of Axolotl will also receive up to $9.0 million in cash and up to $66.0 million in shares of Common Stock upon the achievement of certain revenue targets and research and development milestones (the “Earnout”).

Accounting for the Axolotl Acquisition

The Axolotl Acquisition is reflected in the unaudited pro forma combined financial statements under the acquisition method of accounting in accordance with ASC 805, Business Combinations (‘‘ASC 805’’), with the Company treated as the accounting and legal acquirer in the Axolotl Acquisition. It was determined that Axolotl is a variable interest entity, or VIE, as Axolotl’s total equity at risk is not sufficient to permit Axolotl to finance its activities without additional subordinated financial support, with the Company being the primary beneficiary. In accordance with FASB Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations,” the Company recorded Axolotl’s assets and liabilities at fair value.

For purposes of estimating the fair value, where applicable, of the assets acquired and liabilities assumed as reflected in the unaudited pro forma combined financial information, the Company has applied the guidance in ASC 820, Fair Value Measurements and Disclosures (‘‘ASC 820’’), which establishes a framework for measuring fair value in each of their respective acquisitions. In accordance with ASC 820, fair value is an exit price and is defined as ‘‘the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.’’ Under ASC 805, acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

As of this date, the Company has not finalized its valuation work necessary to arrive at the required estimates of fair value of the assets acquired and liabilities assumed in the Axolotl Acquisition and the related allocation of the purchase consideration is based on preliminary estimates. Due to the fact that the unaudited pro forma combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the Axolotl Acquisition may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed.

The purchase consideration for the Axolotl Acquisition included the consideration amounts accounted at fair value as follows (in thousands):

3,845,337 shares of New Carmell Class A Common stock	$11,271
4,234 shares of New Carmell Series A Preferred stock	10,382
Earnout	13,482
Deferred Consideration	6,915

Total estimated value of consideration transferred	$42,050

The preliminary allocation of the purchase consideration to the estimated fair values of assets acquired and liabilities assumed is as follows (in thousands):

Total estimated value of consideration transferred	$42,050

Cash and cash equivalents	698
Accounts receivable	17,160
Prepaid expenses	200
Inventories	11,699
Property and equipment	86
Intangible assets	23,260

Total assets	53,103

Accounts payable	13,830
Accrued interest	107
Accrued interest, related party	195
Other accrued expenses	54
Loans	1,497
Related party loans	5,610
Deferred tax liabilities	8,075

Net assets to be acquired	23,735

Goodwill	$18,315

The final consideration, and amounts allocated to assets acquired and liabilities assumed in the Axolotl Acquisition could differ materially from the preliminary amounts presented in these unaudited pro forma combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Axolotl Acquisition from the preliminary valuations presented in the unaudited pro forma combined balance sheet would result in a dollar-for-dollar corresponding increase in the amount of goodwill from the Axolotl Acquisition. In addition, if the fair value of the acquired inventories, intangible or other assets is higher than the preliminary indication, it may result in higher amortization expense than is presented in the unaudited pro forma combined statements of operations.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Company upon consummation of (i) the Business Combination and the other events contemplated by the Business Combination Agreement in accordance with GAAP, and (ii) the Axolotl Acquisition and the other events contemplated by the Axolotl Acquisition Agreement in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Company following the consummation of the Business Combination and the Axolotl Acquisition. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. ALPA, Carmell and Axolotl have not had any historical relationship prior to the transactions discussed in this Current Report. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands)

			Business				Axolotl
			Combination				Acquisition
			Transaction				Transaction
			Accounting		New Carmell		Accounting
	ALPA	Carmell	Adjustments		Pro Forma	Axolotl	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 2)		Combined	(Historical)	(Note 3)		Combined
ASSETS
Current assets:
Cash	$10	$16	$11,829	(1)	$7,432	$698	$(300)	(E)	$7,830
			1,644	(2)
			(2,280)	(4)
			(3,787)	(9)
Accounts receivable	—	—	—		—	17,160	—		17,160
Deferred offering costs	—	1,317	(1,317)	(4)	—	—	—		—
Prepaid expenses	54	6	—		60	200	—		260
Inventories	—	—	—		—	2,595	9,104	(C)	11,699

Total current assets	64	1,339	6,089		7,492	20,653	8,804		36,949
Marketable securities held in trust account	160,237	—	(29,347)	(1)	—	—	—		—
			(130,890)	(2)
Operating lease right-of-use assets, net	—	788	—		788	—	—		788
Intangible assets, net of accumulated	—	26	—		26	—	23,260	(D)	23,286
Property and equipment, net	—	237	—		237	86	—		323
Forward purchase agreement asset	—	—	16,822	(1)	16,822	—	—		16,822
Goodwill	—	—	—		—	—	1,057	(A)	18,315
							42,050	(B)
							(9,607)	(C)
							(23,260)	(D)
							8,075	(F)

Total assets	$160,301	$2,390	$(137,326)		$25,365	$20,739	$50,379		$96,483

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$—	$3,661	$—		$3,661	$13,830	$—			$17,491
Accrued expenses	2,815	1,613	—		4,428	54	—			4,482
Due to related party	172	—	—		172	—	—			172
Income taxes payable	1,123	—	—		1,123	—	—			1,123
Accrued interest	—	1,009	(1,009)	(9)	—	107	—			107
Accrued interest, related	—		—		—	195	—			195
Advance from related party	—	25			25	—	—			25
Promissory notes, net of debt discount	—	708	—		708	—	—			708
Promissory notes-related parties, net of debt discount	—	69			69	—	—			69
Convertible notes payable, current	—	2,778	(2,778)	(9)	—	—	—			—
Derivative liabilities	—	4,697	(4,697)	(9)	—	—	—			—
Loans, current	—	—	—		—	—	—			—
Lease liability, current	—	135	—		135	—	—			135

Total current liabilities	4,110	14,695	(8,484)		10,321	14,186	—			24,507
Loans, noncurrent	—	—	—		—	2,000	(503)	(C	)	1,497
Related party loans, noncurrent	—	—	—		—	5,610	—			5,610
Lease liability, net of current portion	—	759	—		759	—	—			759
Earnout liability	—	—	—		—	—	13,482	(B	)	13,482
Contingent consideration payable	—	—	—		—	—	6,915	(B	)	6,915
Deferred tax liabilities	—	—	—		—	—	8,075	(F	)	8,075

Total liabilities	4,110	15,454	(8,484)		11,080	21,796	27,969			60,845
Commitments and contingencies
Class A common stock subject to possible redemption	158,593	—	(29,347)	(1)	—	—	—			—
			(129,246)	(2)
Redeemable Convertible Preferred stock
Series A Preferred stock	—	7,866	(7,866)	(3)	—	—	—			—
Series B Preferred stock	—	7,025	(7,025)	(3)	—	—	—			—
Series C-1 Preferred stock	—	810	(810)	(3)	—	—	—			—
Series C-2 Preferred stock	—	16,341	(16,341)	(3)	—	—	—			—

Total redeemable convertible preferred stock	—	32,042	(32,042)		—	—	—			—

Stockholders’ (deficit) equity
Series A Preferred stock	—	—	—		—	15	(15)	(A	)	—
Class A Common stock	—	—	1	(3)	2	44	(44)	(A	)	2
			1	(6)
Class B common stock	1	—	(1)	(6)	—	—	—			—
Common stock	—	15	(15)	(7)	—	—	—			—
Additional paid-in-capital	—	5,026	29,347	(1)	60,687	4,203	(4,203)	(A	)	82,340
			32,041	(3)			21,653	(B	)
			(1,347)	(4)
			394	(5)
			15	(7)
			(5,047)	(8)
			258	(9)
Accumulated (deficit) equity	(2,403)	(50,147)	(2,250)	(4)	(46,404)	(5,319)	5,319	(A	)	(46,704)
			(394)	(5)			(300)	(E	)
			5,047	(8)
			4,439	(9)
			(696)	(1)

Total stockholders’ (deficit) equity	(2,402)	(45,106)	61,793		14,285	(1,057)	22,410			35,638

Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$160,301	$2,390	$(137,326)		$25,365	$20,739	$50,379			$96,483

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(in thousands, except share and per share data)

			Business				Axolotl
			Combination				Acquisition
			Transaction				Transaction
			Accounting		New Carmell		Accounting
	ALPA	Carmell	Adjustments		Pro Forma	Axolotl	Adjustments			Pro Forma
	(Historical)	(Historical)	(Note 2)		Combined	(Historical)	(Note 3)			Combined
Revenue	—	—	—		—	21,920	—			21,920
Cost of revenue	—	—	—		—	1,041	—			1,041

Gross profit	—	—	—		—	20,879	—			20,879
Costs and expenses
Selling and marking	—	—	—		—	16,041	—			16,041
General and administrative	1,917	1,148	—		3,065	2,090	—			5,155
Research and development	—	1,565	—		1,565	699	—			2,264
Depreciation and amortization	—	50	—		50	—	1,322	(A	)	1,372

Total costs and expenses	1,917	2,763	—		4,680	18,830	1,322			24,832
Income (Loss) from operations	(1,917)	(2,763)	—		(4,680)	2,049	(1,322)			(3,953)
Other income (expense)
Dividend and interest income	3,542	—	(3,542)	(1)	—	—	—			—
Other income	—	34	—		34	—	—			34
Change in fair value of derivative liabilities	—	(3,870)	3,870	(2)	—	—	—			—
Interest expense	—	(531)	531	(2)	—	(235)	—			(235)
Amortization of debt discount	—	(8)	8	(2)	—	—	—			—

Net income (loss) before income taxes	1,625	(7,138)	867		(4,646)	1,814	(1,322)			(4,154)
Income tax provision	(731)	—	—		(731)	—	—			(731)

Net income (loss)	$894	$(7,138)	$867		$(5,377)	$1,814	$(1,322)			$(4,885)

Weighted average shares outstanding of Carmell common stock - basic and diluted		18,307,002
Basic and diluted net loss per share - Carmell common stock		$(0.42)

Weighted average shares outstanding of Class A common stock subject to possible redemption - basic and diluted	15,444,103
Basic and diluted net income per share - Class A common stock subject to possible redemption	$0.05

Weighted average shares outstanding of Class B common stock - basic and diluted	3,861,026
Basic and diluted net income per share - Class B common stock	$0.05

Weighted average shares outstanding of Class A common stock - basic and diluted	463,882		19,236,305	23,081,642
Basic and diluted net income per share - Class A common stock	$0.05		$(0.28)	$(0.21)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

	ALPA (Historical)	Carmell (Historical)	Business Combination Transaction Accounting Adjustments (Note 2)		New Carmell Pro Forma Combined	Axolotl (Historical)	Axolotl Acquisition Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Revenue	—	—	—		—	39,897	—		39,897
Cost of revenue	—	—	—		—	2,100	9,104	(C)	11,204

Gross profit	—	—	—		—	37,797	(9,104)		28,693
Costs and expenses
Selling and marketing	—	—	—		—	28,807	—		28,807
General and administrative	1,651	3,218	394	(3)	5,263	4,959	—		10,222
Research and development	—	2,196	—		2,196	1,016	—		3,212
Depreciation and amortization	—	94	—		94	—	2,540	(B)	2,634
Transaction costs	—	—	2,250	(2)	2,250	—	300	(A)	2,550

Total costs and expenses	1,651	5,508	2,644		9,803	34,782	2,840		47,425
Income (Loss) from operations	(1,651)	(5,508)	(2,644)		(9,803)	3,015	(11,944)		(18,732)
Other income (expense)
Dividend and interest income	2,247	—	(2,247)	(1)	—	—	—		—
Forgiveness of debt	—	—	—		—	205	—		205
Other income	—	11	—		11	(1)	—		10
Change in fair value of derivative liabilities	—	1,259	(1,259)	(4)	—	—	—		—
Loss on debt extinguishment	—	(1,065)	—		(1,065)	—	—		(1,065)
Interest expense	—	—	—		—	(61)	—		(61)
Interest expense, related party	—	(52)	—		(52)	(417)	—		(469)
Interest expense, non-related party	—	(1,652)	1,652	(4)	—	—	—		—
Amortization of debt discount	—	(2,044)	2,044	(4)	—	—	—		—
Gain on the settlement of the Convertible Notes	—	—	4,439	(4)	4,439	—	—		4,439
Loss on Forward Purchase Agreement	—	—	(696)	(5)	(696)	—	—		(696)

Net income (loss) before income taxes	596	(9,051)	1,289		(7,166)	2,741	(11,944)		(16,369)
Income tax provision	(391)	—	—		(391)	—	—		(391)

Net income (loss)	$205	$(9,051)	$1,289		$(7,557)	$2,741	$(11,944.00)		$(16,760)

Weighted average shares outstanding of Carmell common stock - basic and diluted		28,546,036
Basic and diluted net loss per share - Carmell common stock		$(0.34)

Weighted average shares outstanding of Class A common stock subject to possible redemption - basic and diluted	15,444,103
Basic and diluted net loss per share - Class A common stock subject to possible redemption	$0.01

Weighted average shares outstanding of Class B common stock - basic and diluted	3,861,026
Basic and diluted net loss per share - Class B common stock	$0.01

Weighted average shares outstanding of Class A common stock - basic and diluted	463,882		19,236,305	23,081,642
Basic and diluted net loss per share -Class A common stock	$0.01		$(0.39)	$(0.73)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The unaudited pro forma combined financial statements have been derived by the application of pro forma adjustments to the historical audited and/or unaudited consolidated financial statements and/or financial information of ALPA, Carmell and Axolotl. The following unaudited pro forma combined financial statements give effect to the Business Combination accounted for a reverse recapitalization in accordance with GAAP, and Axolotl Acquisition under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations (‘‘ASC 805’’), with the Company treated as the acquirer in the Axolotl Acquisition. The historical consolidated financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma adjustments that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of the Company.

The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of ALPA, Carmell and Axolotl as of June 30, 2023, and has been prepared to reflect the Transactions as if they occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the six months ended June 30, 2023 combine the historical results of operations of ALPA, Carmell and Axolotl, giving effect to the Transactions as if they occurred on January 1, 2022. The combined pro forma impacts of the Business Combination are reflected in the column ‘‘New Carmell Pro Forma’’ in the unaudited pro forma combined statements of operations and are herein referred to as ‘‘New Carmell Pro Forma.’’

The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•

the historical unaudited condensed consolidated financial statements of ALPA as of and for the three and six months ended June 30, 2023, and the related notes, which are included in ALPA’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2023 (the “ALPA 10-Q”)

•

the historical audited financial statements of ALPA as of and for the year ended December 31, 2022, and the related notes, which are included in ALPA’s Annual Report on Form 10-K/A filed with the SEC on May 16, 2023 (the “ALPA 10-K/A”).

•

the historical unaudited condensed financial statements of Carmell as of and for the six months ended June 30, 2023, and the related notes, included as Exhibit 99.1 to ALPA’s Current Report on Form 8-K/A filed on August 15, 2023;

•

the historical audited financial statements of Carmell as of and for the year ended December 31, 2022, and the related notes, included as Exhibit 99.1 to ALPA’s Current Report on Form 8-K filed on July 20, 2023;

•

the historical unaudited condensed financial statements of Axolotl as of and for the six months ended June 30, 2023, and the related notes, included as Exhibit 99.1 to the Current Report on Form 8-K/A to which this unaudited pro forma financial information is filed as Exhibit 99.3;

•

the historical audited financial statements of Axolotl as of and for the year ended December 31, 2022, and the related notes, included as Exhibit 99.2 to the Current Report on Form 8-K/A to which this unaudited pro forma financial information is filed as Exhibit 99.3; and

•	other information relating to ALPA and Carmell contained in this Current Report, including the Business Combination Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the ALPA 10-K/A and the ALPA 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the sections of the Current Reports on Form 8-K filed with the SEC on July 20, 2023 and August 15, 2023 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this Current Report.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination and Axolotl Acquisition are based on information available as of the date of this Current Report and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this Current Report. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred by Carmell prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the New Carmell’s additional paid-in capital and are assumed to be cash settled. Since the Business Combination is accounted for as a reverse merger and recapitalization of Carmell into ALPA, the costs incurred by ALPA to consummate the merger are expensed as incurred. Under ASC 805, transaction costs related to the Axolotl acquisition are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

2. Business Combination Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Business Combination Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(1)

Reflects the liquidation and reclassification of cash and marketable securities held in the Trust Account that becomes available for general use by New Carmell following the Business Combination, the transfer of ALPA’s Class A Common Stock remaining after the redemption at the Closing Date to permanent equity and the forward purchase agreement asset. The adjustments are based on the number of shares of Class A Common Stock remaining after the redemption at the Closing Date of 2,857,880, including 1,705,959 shares of Class A Common Stock subject to the Forward Purchase Agreement, and the redemption price of approximately $10.27 per share as of June 30, 2023. Pursuant to the terms of the Forward Purchase Agreement, at the closing of the Business Combination, Meteora purchased 1,705,959 shares of the Class A common stock, including from holders that previously elected to redeem their shares of ALPA Class A common stock during the redemption period (“Recycled Shares”). In addition, Meteora was paid directly an aggregate cash amount (the “Prepayment Amount”) of $17,518,253 equal to (x) the product of (i) the Recycled Shares of 1,705,959 and (ii) the redemption price at which holders of ALPA Common Stock were permitted to redeem their shares in connection with the Business Combination (which is $10.27 at June 30, 2023).

The Forward Purchase Agreement was accounted for at fair value as a financial instrument in the scope of ASC 480 and resulted in an asset at the Closing Date. The fair value of the Company’s position under the Forward Purchase Agreement was calculated using the Call/Put Option Pricing Model. The valuation was prepared assuming the closing date of June 30, 2023. The features in the forward purchase agreement incorporated into the model included the termination fee of $0.50 per share, the risk-free rate of 5.37% and the term of one year. The difference between the fair value of the forward purchase agreement asset of $16,821,561 and the prepayment amount of $17,518,253 was expensed at the merger date.

(2)

Reflects the cash disbursement for the redemption of 12,586,223 shares of Class A Common Stock (corresponding to the number of Class A Common Stock shares redeemed at the Closing Date) at a redemption price of approximately $10.27 per share (as of June 30, 2023), totaling approximately $129.3 million, net of the funds reserved for the payment of income and franchise taxes of approximately $1.6 million.

(3)

Reflects the exchange of all Carmell preferred stock (Series A preferred, Series B preferred, and Series C preferred) into New Carmell common stock pursuant to the conversion rate for such shares of Carmell preferred stock effective immediately prior to the Closing.

(4)

Reflects the preliminary estimated payment of direct and incremental transaction costs incurred prior to or concurrent with the Business Combination of approximately $3.6 million (exclusive of the deferred underwriters’ discount discussed below), which are to be cash-settled upon Closing in accordance with the Business Combination Agreement. Transaction costs include legal, accounting, financial advisory and other professional fees related to the Business Combination. Of the total cash transaction costs of approximately $3.6 million, approximately $1.3 million are to be incurred by Carmell and charged to additional paid-in capital, and approximately $2.3 million are to be incurred by ALPA and charged to expenses through accumulated deficit.

(5)

Reflects the non-cash charge of $0.4 million representing the compensation expense attributable to shares of Class B common stock transferred by the Sponsor to each of the three independent director nominees as compensation for their service on the board of directors, which awards vest simultaneously with the closing of an initial Business Combination.

(6)	Reflects the conversion of ALPA’s Class B Common Stock to Common Stock.
(7)	Reflects the recapitalization of equity as a result of the exchange of Carmell common stock for Common Stock at the Exchange Ratio.
(8)

Reflects the elimination of ALPA’s accumulated deficit to additional paid-in capital, including approximately $2.3 million of transaction costs incurred in connection with the Business Combination (refer to adjustment 4 above) and approximately $0.4 million of compensation expense discussed in adjustment 5 above.

(9)

Reflects the settlement of the Convertible Notes and related derivative liabilities of Carmell upon the closing of the Business Combination under the terms of the Convertible Notes. Upon the closing of the Business Combination, the Convertible Notes would be settled at approximately $3.8 million in cash and through the issuance of 25,000 shares of New Carmell common stock (with a fair value of $10.30 per share as of June 30, 2023) recorded in the additional paid-in capital.

Business Combination Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 are as follows:

(1)	Reflects an adjustment to eliminate interest income related to the Trust Account.

(2)

Represents the elimination of the change in fair value of derivative liabilities, amortization of debt discount and interest expense incurred in relation to the Convertible Notes, as they are assumed to have been settled upon the closing of the Business Combination as of January 1, 2022 for pro forma purposes.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

(1)	Reflects an adjustment to eliminate interest income related to the Trust Account.

(2)

Represents the transaction costs expected to be incurred by ALPA. Since the Business Combination is expected to be accounted for as a reverse merger and recapitalization of Carmell into ALPA, the costs incurred by ALPA to consummate the merger are expensed as incurred. This adjustment is non-recurring in nature and is not expected to have a continuing effect on future period statements of operations.

(3)

Represents the non-cash expense of approximately $0.4 million representing the compensation expense attributable to shares of Class B common stock transferred by the Sponsor to each of the three independent director nominees as compensation for their service on the board of directors, which awards vest simultaneously with the closing of an initial Business Combination, which is assumed to have occurred as of January 1, 2022. This adjustment is non-recurring in nature and is not expected to have a continuing effect on future period statements of operations.

(4)

Represents approximately $4.4 million gain on the settlement of the Convertible Notes upon the closing of the Business Combination, which is assumed to have occurred as of January 1, 2022, as well as the elimination of the change in fair value of derivative liabilities, amortization of debt discount, and interest expense related to the Convertible Notes. Refer to adjustment (9) on the unaudited pro forma condensed combined balance sheet as of June 30, 2023. This adjustment is non-recurring in nature and is not expected to have a continuing effect on future period statements of operations.

(5)	Reflects the loss on the Forward Purchase Agreement as of the merger date. Refer to adjustment (1) related to the June 30, 2023 pro forma balance sheet.

3. Axolotl Acquisition Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Axolotl Acquisition Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(A)	Reflects the elimination of the historical equity balances of Axolotl as of the acquisition date.

(B)

Reflects the purchase consideration in the Axolotl Acquisition recorded at fair value, consisting of (1) the preliminary estimated fair value of 3,845,337 shares of the Company’s Class A Common stock of approximately $11.3 million, (2) the preliminary estimated fair value of 4,234 shares of the Company’s Series A Preferred Stock of approximately $10.4 million, (3) the preliminary estimated fair value of the Earnout (defined below) liability of approximately $13.5 million, and (4) the preliminary estimated fair value of the Deferred Consideration (defined below) of approximately $6.9 million. The purchase consideration transferred in the Axolotl Acquisition includes performance-based earn-outs of up to $9.0 million in cash and up to $66.0 million in shares of Common Stock, subject to the achievement of certain revenue targets and research and development milestones (the “Earnout”). The fair value of the Earnout was estimated as of the acquisition date using (1) the probabilities of success and estimated dates of milestone achievements in relation to the research and development milestones and (2) probability-adjusted revenue scenarios in relation to the revenue targets. The purchase consideration transferred in the Axolotl Acquisition also includes $8.0 million in cash payable upon delivery of the audited financial statements of Axolotl (the “Deferred Consideration”). The fair value of the Deferred Consideration was estimated as of the acquisition date as the present value of the payment based on the expected payment date of December 31, 2024.

(C)

Reflects the preliminary estimated fair value adjustment to the finished goods inventory acquired in the Axolotl Acquisition, estimated at approximately $11.7 million. The preliminary fair value of the finished goods inventory acquired in the Axolotl Acquisition was determined based on the selling prices, adjusted for the estimated selling costs. The Company also assumed the Loans of Axolotl totaling $2 million and the Related Party Loans totaling $5.6 million, which were accounted for at fair value at the acquisition date. The adjustment of approximately $0.5 million to the Loans is based on the future loan payments discounted using current market rates.

(D)

Reflects the preliminary estimated fair value of the intangible assets acquired in the Axolotl Acquisition, including: (1) customer contracts of approximately $12.2 million, (2) intellectual property of approximately $8.9 million, and (3) trade name of approximately $2.2 million. The preliminary estimated fair value of the customer contract as of the acquisition date was determined based on the projected future profits from the contract, discounted to present value and the likelihood of contract renewals at the end of each contract term. The preliminary estimated fair value of the intellectual property as of the acquisition date was determined based on the estimated license royalty rates, the present value of future cash flows from the intellectual property, and the expected useful life of 7 years. The preliminary estimated fair value of the trade name was determined based on the estimated royalty rates for the use of the trade name, the projected revenues attributable to the trade name discounted to present value and the expected useful life of 7 years.

(E)

Reflects the preliminary estimated acquisition costs incurred by the Company of approximately $0.3 million. In accordance with ASC 805, transaction costs related to the Axolotl Acquisition are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

(F)

Reflects estimated deferred income tax liabilities calculated by applying the effective tax rate (25%) to the fair value adjustments made to inventory, customer relationship, intellectual property and tradename. As a result of the pro forma adjustments yielding a net increase in long-term deferred income tax liabilities in connection with the Axolotl Acquisition, the Company was in a net deferred tax liability tax position. Considering that the realization of taxable income in future periods is highly uncertain, it was assumed that the proforma adjustments to the deferred tax liabilities would not relieve the valuation allowance recorded against its deferred tax assets.

Axolotl Acquisition Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 are as follows:

(A)

Reflects the amortization expense of the intangible assets acquired in the Axolotl Acquisition, determined based on the preliminary estimated fair value of the intangible assets and the useful lives. The amortization of the customer contracts was calculated in proportion to the projected revenues over a 20-year useful life. The Trade Name and Intellectual Property have estimated useful lives of 7 years, with the amortization calculated on a straight-line basis.

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

(A)

Reflects the preliminary estimated acquisition costs incurred by the Company of approximately $0.3 million. In accordance with ASC 805, transaction costs related to the Axolotl Acquisition are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

(B)

Reflects the amortization expense of the intangible assets acquired in the Axolotl Acquisition, determined based on the preliminary estimated fair value of the intangible assets and the expected useful lives. The amortization of the customer contracts was calculated in proportion to the projected revenues over a 20-year useful life. The Trade Name and Intellectual Property have estimated useful lives of 7 years, with the amortization calculated on a straight-line basis.

(C)

Reflects the costs of revenue associated with the fair value adjustment of the finished goods inventory, expected to be recognized over a one-year period based on the inventory balance on hand as of the acquisition date.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares of ALPA common stock outstanding and the issuance of additional shares in connection with the Business Combination, the Axolotl Acquisition and other related events, assuming the shares were outstanding since January 1, 2022. As the Business Combination, the Axolotl Acquisition and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination and the Axolotl Acquisition have been outstanding for the entire period presented. No unexercised stock options and warrants were included in the earnings per share calculation as they would be anti-dilutive.

Six Months Ended June 30, 2023 Pro Forma Combined
Pro forma net loss	$(4,885)
Weighted average shares outstanding-basic and diluted	23,081,642
Net loss per share-basic and diluted	$(0.21)

New Carmell shares held by ALPA stockholders	3,321,762
Founder Shares (1)	3,861,026
New Carmell shares issued in merger to Carmell	12,053,517
New Carmell shares issued in Axolotl Acquisition	3,845,337

Shares outstanding	23,081,642

Year Ended December 31, 2022 Pro Forma Combined
Pro forma net loss	$(16,760)
Weighted average shares outstanding-basic and diluted	23,081,642
Net loss per share-basic and diluted	$(0.73)

New Carmell shares held by ALPA stockholders	3,321,762
Founder Shares (1)	3,861,026
New Carmell shares issued in merger to Carmell	12,053,517
New Carmell shares issued in Axolotl Acquisition	3,845,337

Shares outstanding	23,081,642

(1)	All of the Founder Shares converted into shares of Common Stock on the Closing Date.

The following outstanding shares of common stock equivalents are excluded from the computation of pro forma diluted net income per share for all the periods and scenarios presented because including them would have an anti-dilutive effect.

ALPA Public Warrants	3,861,015
ALPA Private Warrants	115,970
Carmell Warrants	660,859
Carmell Stock Options	2,285,456
Series A Preferred stock	4,234

Total	6,927,534